Exhibit 99

News Release

[LOGO OF CCNE]	Contact: JosephB. Bower
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER EARNINGS FOR 2003

Clearfield, Pennsylvania – July, 2003

CNB Financial Corporation, the parent company of County National Bank, today announced reported earnings of $2.3 million or $0.62 per share for the second quarter of 2003. This represents growth of 5.5% over the same period of 2002. Earnings for the six months ended June 30, 2003 were $4.3 million or $1.17 per share, representing a 6.7% increase over the same period in 2002. The continued lowering of interest rates impacted the 2003 earnings. As a result, the net tax equivalent yield on earning assets has declined to 4.13% in 2003 compared to 4.25% through the second quarter of 2002.

“We are pleased to announce an increase in earnings for the second quarter and the first six months of 2003 which mainly can be attributed to a growth in assets as well as the introduction of new non-interest products,” stated William F. Falger, President and CEO of CNB Financial Corporation. “The opening of the CNB Insurance Agency in May has provided another source of non-interest revenue for the Corporation by being able to offer annuities which has proven to be desirable in our markets.”

Financial Highlights (in thousands) (unaudited)	6-30-03	12-31-02	% Change
Total Assets	$705,579	$668,518	5.54%
Net Loans	$430,077	$420,364	2.31%
Total Deposits	$578,993	$545,137	6.21%
Total Equity	$65,110	$62,033	4.96%
Nonperforming Assets	$3,454	$3,148	9.72%
% of Total Assets	0.49%	0.47%	4.26%
Trust Assets	$186,196	$178,719	4.18%

	2nd Qtr 2003	2nd Qtr 2002	% Change
Net Interest Income	$6,119	$6,040	1.31%
Provision for Loan Losses	$540	$360	50.00%
Non-Interest Income	$1,809	$1,559	16.04%
Non-Interest Expenses	$4,373	$4,300	1.70%
Federal Income Taxes	$731	$774	(5.56%	)
Net Income (book)	$2,284	$2,165	5.50%
Earnings Per Share, (book) fully diluted	$0.62	$0.59	5.08%
Dividends Per Share	$0.28	$0.25	12.00%

	YTD 2003	YTD 2002	% Change
Net Interest Income	$12,320	$11,739	4.95%
Provision for Loan Losses	$1,080	$720	50.00%
Non-Interest Income	$3,408	$2,995	13.79%
Non-Interest Expenses	$8,930	$8,577	4.12%
Federal Income Taxes	$1,426	$1,414	0.85%
Net Income (book)	$4,292	$4,023	6.69%
Earnings Per Share, (book) fully diluted	$1.17	$1.10	6.36%
Dividends Per Share	$0.56	$0.50	12.00%
Return on Average Assets (ROA)	1.27%	1.27%	0%
Return on Average Equity (ROE)	14.67%	14.84%	(1.15%	)

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

County National Bank’s website is www.bankcnb.com.